EXHIBIT 3(i).2

Wyoming [logo]	Wyoming Secretary of State State Capitol Building, Room 110 200 West 24th Street Cheyenne, WY 82002-0020 Ph. 307.777.7311 Fax 307.777.5339 Email: business@state.wy.us	Max Maxfield, WY Secretary of State FILED: 06/12/2012 09:52 AM ID: 2012-00623826

Profit Corporation
Articles of Continuance

Pursuant to W. S. 17-16-1810 of the Wyoming Business Corporation Act, the undersigned hereby submits the following Articles of Continuance:

1.  Corporation name:
C & C Tours, Inc.

2.  Incorporated under the laws of:  Nevada
(State or country of organization)

3.  Date of incorporation:  02/22/1989
(Date –mm/dd/yyyy)

4.  Period of duration.  Perpetual
(This is referring to the length of time the corporation intends to exist and not the length of time it has been in existence.  The most common term used is “perpetual.”  You may refer to your Articles of Incorporation or contact the Corporations Division in your state of incorporation for your period of duration.)

5.  Mailing address of corporation:
      2157 Lincoln St.
     Salt Lake City, UT 84106

6.  Principal office address:
      2157 Lincoln St.
      Salt Lake City, UT 84106

7.  Name and physical address of its registered agent:
(The registered agent may be an individual resident in Wyoming, a domestic or foreign entity authorized to transact business in Wyoming, having a business office identical with such registered office.  The registered agent must have a physical address in Wyoming.  A Post Office Box or Drop Box is not acceptable.  If the registered office includes a suite number, it must be included in the registered office address.)

AAA Corporate Services, Inc.
1620 Central Ave. Suite 202
Cheyenne, WY 82001

8.  Purpose of the corporation which it proposes to pursue in the transaction of business in this state:

To engage in any lawful business activity which is allowed under Wyoming Statutes.
[received seal]

9.  Names and respective addresses of its officers and directors:

Office	Name	Address
President	Brett Taylor	295 Woodland Dr., Summit Park, UT 84098
Vice President
Secretary	J. William Peters	2157 Lincoln St., Salt Lake City, UT 84106
Treasurer	J. William Peters
Director	J. William Peters
Director
Director

10.  Aggregate number of shares or other ownership units which it has the authority to issue, itemized by classes, par value of shares, shares without par value and series, if any, within a class:

Number of Shares	Class	Series	Par Value per Share

20,000,000	common		.001

11.  Aggregate number of issued shares or other ownership units itemized by classes, par value of shares, shares without par value and series, if any, within a class:

Number of Shares	Class	Series	Par Value per Share

2,011,500	common		.001

12.  The corporation accepts the constitution of the state of Wyoming in compliance with the requirement of Article 10, Section 5 of the Wyoming Constitution.

Signature: /s/ J. William Peters	Date: 05/24/2012
(mm/dd/yyyy)
Print Name: J. William Peters

Title: Secretary	Contact Person: J. William Peters Daytime Phone Number: (801) 323-2395 Email: jp.firstequity@gmail.com

State of Utah County of Salt Lake

Subscribed and sworn to before me this 24th day of May, 2012 by J. William Peters

/s/ M Jeanne Ball
Notary Public

My commission expires: 3/11/2015	[Notary seal]